UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2008

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of Material Definitive Agreement

    On May 15, 2008 WellCare of Ohio, Inc. (“WellCare OH”), a wholly owned subsidiary of the Registrant, notified the Ohio Department of Job and Family Services (“ODJFS”) that it is not renewing its Ohio Medical Assistance Provider Agreement for Managed Care Plan ABD Eligible Population between WellCare OH and ODJFS (the “Ohio ABD Contract”), pursuant to which WellCare OH participates as a managed care organization providing managed care services to the aged, blind and disabled eligible population in the Northeast region of Ohio.  The Ohio ABD Contract expires by its terms on June 30, 2008; however ODJFS has the right to extend the agreement for up to two additional months if ODJFS is unable to disenroll Medicaid enrollees prior to the expiration date.

    WellCare OH decided not to renew the Ohio ABD Contract after careful review of its historical and anticipated medical costs under the agreement.  Revenue received from the Ohio ABD Contract was approximately $101.4 million and $27.9 million for the year ended December 31, 2007 and the quarter ended March 31, 2008, respectively, while medical expense associated with the Ohio ABD contract was approximately $91.6 million and $33 million, respectively, for the same periods.  No termination fees will be incurred in connection with the non-renewal and any costs associated with the non-renewal of the Ohio ABD Contract are expected to be insignificant.

    The non-renewal of the Ohio ABD Contract does not affect the Ohio Medical Assistance Provider Agreement between WellCare OH and ODJFS pursuant to which WellCare OH provides Medicaid services to the Covered Families and Children eligible population in the Northeast region of Ohio. Additionally, it will not affect services for members of WellCare's Medicare programs in Ohio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2008	WELLCARE HEALTH PLANS, INC. /s/ Heath Schiesser
Heath Schiesser
President and Chief Executive Officer